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                                                                   Exhibit (23)



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Trustees and Shareholders
EastGroup Properties:



We consent to incorporation by reference in the registration statement
(No. 333-09711) on Form S-3 and the registration statement (No. 33-60909) on Form S-8 of EastGroup Properties of our reports dated March 21, 1997, relating to the consolidated balance sheets of EastGroup Properties and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which reports appear in the December 31, 1996, Annual Report on Form 10-K of EastGroup Properties.



                                      KPMG Peat Marwick LLP

Jackson, Mississippi
March 31, 1997